Exhibit 10.47

WELLS FARGO FOOTHILL, INC.

Suite 3000 West

2450 Colorado Avenue

Santa Monica, California 90404

February 10, 2006

CellStar Corporation

601 S. Royal Lane

Coppell, Texas 75019

Attention:	Mr. Mike Farrell
Ms. Elaine Rodriguez

Re:	$85,000,000 Revolving Credit Facility

Gentlemen:

CellStar Corporation (“CellStar”), each of CellStar’s Subsidiaries signatory thereto (together with CellStar, each an individual “Borrower”, and collectively, the “Borrowers”), the lenders signatory thereto (the “Lenders”) and WELLS FARGO FOOTHILL, INC., in its capacity as agent for the Lenders (the “Agent”), have entered into that certain Loan and Security Agreement dated as of September 28, 2001 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”).

Borrowers have requested that Wells Fargo Foothill, Inc. (“WFF”) agree to arrange for the extension of the Maturity Date (as defined in the Existing Loan Agreement) until September 27, 2009.

WFF is pleased to advise you that WFF hereby commits to provide to the Borrowers on or before April 1, 2006 either (a) an extension of the Maturity Date of the Existing Loan Agreement until September 27, 2009, or (b) if the Lenders are unwilling to provide such extension, a senior secured credit facility in the maximum aggregate principal amount of $85,000,000 (the “New Facility”), on the same term and conditions contained in the Existing Loan Agreement with the sole exception that the Maturity Date would be extended until September 27, 2009. Any changes to the terms and conditions of the Existing Loan Agreement (other than the extension of the Maturity Date until

September 27, 2009) shall be subject to the consent of the Borrowers and WFF in their sole discretion.

WFF shall not be deemed to have waived any term or condition of the Existing Loan Agreement and all of the terms and conditions of the Existing Loan Agreement are and shall remain in full force and effect.

This letter agreement, (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereof; (ii) shall be governed by the law of the State of Georgia; (iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this letter agreement becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This letter agreement may be amended, modified or waived only in a writing signed by each of the parties hereto.

Very truly yours,

WELLS FARGO FOOTHILL, INC.,

By:	/s/ Robert Bernier
Name: Robert Bernier
Title: Vice President

Agreed and accepted on this

12th day of February, 2006:

CELLSTAR CORPORATION

By:	/s/ Michael J. Farrell
	Name:	Michael J. Farrell
	Title:	Executive Vice President of Finance